Exhibit 99.1

Inotiv, Inc. Announces Expansion of Safety Assessment Offerings with Acquisition of Integrated Laboratory Systems, LLC

WEST LAFAYETTE, IN, January 10, 2022 -- Inotiv, Inc. (NASDAQ: NOTV) (the “Company”, “We”, “Our” or “Inotiv”), a leading contract research organization specializing in nonclinical and analytical drug discovery and development services and research models and related products and services, today announced that the Company has completed the purchase of Integrated Laboratory Systems, LLC (“ILS”), a portfolio company of Sier Capital Partners (“Sier Capital”). ILS is a contract research organization, located in Morrisville, North Carolina, specializing in genetic toxicology, in vivo and in vitro toxicology, pathology, molecular biology, bioinformatics and computational toxicology services.

Transaction consideration totaled $56.0 million, consisting of: $38.0 million in cash and 429,118 Inotiv common shares having a value of $18.0 million based on the volume weighted average closing price of Company shares as reported by NASDAQ for the twenty trading-day period ending on January 6, 2022. ILS operates in two leased facilities with a total of 50,000 square feet, including a vivarium that is accredited by the Association for Assessment and Accreditation of Laboratory Animal Care, and recognized revenue of approximately $20.0 million in 2021.

“The addition of ILS to Inotiv adds immediate scale to our developing genetic toxicology services,” said Greg Beattie, Inotiv’s Chief Operating Officer. “ILS will also provide additional capacity and growth opportunities for Inotiv. This acquisition expands our in vivo and in vitro toxicology services, including the addition of significant pathology and toxicology expertise, and it extends our services into genomics, bioinformatics and computational toxicology. These capabilities broaden our market reach and create significant new cross-selling opportunities.”

“We are very excited to become part of Inotiv,” added ILS’s President, David Allen. “Our clients’ needs are evolving, and joining Inotiv allows us to collectively offer a comprehensive solution to our clients that we’ve lacked until today. We’re eager to join a team that will offer a full suite of IND-enabling pharmacology and toxicology studies.”

John Sagartz, Inotiv’s Chief Strategy Officer, commented, “Demand continues to be very strong for our toxicology services, and the addition of ILS not only allows us to add capacity in significant strategic areas, it also adds industry-recognized thought leaders that will help us continue to expand our services and broaden our consultative problem-solving approach. We believe we will be able to expand the existing capacity at ILS and further build upon our infrastructure as we have done with previous acquisitions.”

Dr. Sagartz continued, “We began our entry into genetic toxicology with our acquisition of assets from MilliporeSigma’s BioReliance portfolio in July 2021, and are moving forward rapidly in establishing these capabilities at our new facility in Rockville, MD. Combined with ILS’s GLP-compliant ‘standard battery’ of genetic toxicology testing and mechanistic genetic toxicology assays to support liability management, Inotiv has now filled what had been a strategic gap in our offerings. We intend to become a leading provider of genetic toxicology services worldwide.”

The acquisiton of ILS will provide clients the following benefits:

●	Genetic toxicology testing, including mechanistic assays to address liability issues

●	Expert toxicologists to consult with clients to address genetic toxicology concerns

●	Expanded capacity for rodent toxicology studies

●	Government contracting expertise and infrastructure leverageable to other Inotiv services

●	Additional board-certified veterinary pathologists and board-certified toxicologists

●	Expertise in computational and in vitro approaches for predictive toxicology assessments

The Company expects to retain all existing ILS employees.

Edgemont Partners served as the exclusive financial advisor for Sier Capital and ILS in connection with the transaction.

About Inotiv

Inotiv, Inc. is a leading contract research organization dedicated to providing nonclinical and analytical drug discovery and development services and research models and related products and services. The Company’s products and services focus on bringing new drugs and medical devices through the discovery and preclinical phases of development, all while increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Inotiv is committed to supporting discovery and development objectives as well as helping researchers realize the full potential of their critical R&D projects, all while working together to build a healthier and safer world. Further information about Inotiv can be found here: https://www.inotivco.com/.

About ILS

Integrated Laboratory Systems, LLC is a contract research organization providing research and testing services to the pharmaceutical, chemical, agrochemical, food additive, and consumer product industries as well as to the Federal government. ILS conducts investigative toxicology, genetic toxicology, computational toxicology, histology, pathology, molecular biology, and information science services tailored to meet our clients' needs. ILS uses a flexible and comprehensive service model to provide a full suite of scientific services compliant with national and international regulatory requirements to ensure the highest quality products. Further information about ILS can be found here: www.ils-inc.com.

About Sier Capital

Sier Capital is a private investment firm backing exceptional management teams. Sier focuses on control acquisitions and management buyouts of companies generating between $2-$10 million of annual EBITDA. Further information about Sier Capital can be found at https://siercapital.com/.

This release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry and regulatory standards, the timing of acquisitions and the successful closing, integration and business and financial impact thereof, the impact of the COVID-19 pandemic on the economy, demand for our services and products and our operations, including the measures taken by governmental authorities to address the pandemic, which may precipitate or exacerbate other risks and/or uncertainties, expansion and related efforts, and various other market and operating risks, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission.

Company Contact	Investor Relations
Inotiv, Inc.	The Equity Group Inc.
Beth A. Taylor, Chief Financial Officer	Kalle Ahl, CFA
(765) 497-8381	(212) 836-9614
btaylor@inotivco.com	kahl@equityny.com

Devin Sullivan
Sier Capital Contact	(212) 836-9608
Adam Altus aaltus@siercapital.com	dsullivan@equityny.com